Exhibit 10.9

May 17, 2006

Robert C. Doll

513 Christopher Drive

Princeton, NJ 08540

Dear Bob:

As you know, BlackRock, Inc. and Merrill Lynch Investment Managers (“MLIM”) have entered into an agreement to merge under the name BlackRock, with an expected closing date of the transaction (the “Closing”) on or about September 30, 2006.

We are pleased to offer you an opportunity to join BlackRock, effective as of the Closing, as Vice Chairman, Chief Investment Officer (CIO) for Equities, Chairman of the Private Client Operating Committee and a member of BlackRock’s Board of Directors. This position will be located primarily in New Jersey. Your base salary will be $400,000 (pro-rated for the number of weeks you work), less all applicable tax withholding.

Upon joining BlackRock, you will be eligible to participate in our employee benefits program. The details of the benefits programs will be available in the coming months but we expect that your health coverage will continue at the same level of benefits through the end of 2006 and that you will be eligible immediately to enroll in BlackRock’s 401(k) plan.

For 2006, your total compensation will be at least $10,750,000, including base salary earned at MLIM and BlackRock and any form of incentive compensation. Your bonus will be determined taking into consideration the Growth Enhancement Plan associated with the Large Cap Series, your role as CIO of Equities and Chairman of the Private Client Operating Committee, other management responsibilities as well as the performance of the Firm. Please refer to the attachment as confirmation of our discussions.

For 2007, your total compensation will be at least $10,750,000, including base salary and any form of discretionary bonus and incentive compensation. Thereafter you will be eligible for an annual discretionary bonus reflecting your performance, your team’s performance, and the firm’s performance. In 2007 and beyond, your bonus will also be determined taking into consideration the Growth Enhancement Plan associated with the Large Cap Series, your role as CIO of Equities and Chairman of the Private Client Operating Committee, other management responsibilities as well as the performance of the Firm.

Any bonus will be paid in conjunction with BlackRock’s annual schedule for bonus payments in the year following the year for which it was earned. Any bonus is contingent upon your continued employment with BlackRock at the time of payment or your not having given notice of resignation prior to the time of payment. Bonus payments are subject to all applicable tax withholding and may be paid in cash and deferred cash or BlackRock equity under the terms of any long term incentive or deferred compensation plans as determined by management and the Compensation Committee of BlackRock’s Board of Directors from time to time. The mix of cash and non-cash or equity and the terms of any award will be consistent with the terms generally applicable to other similarly situated employees.

Subject to approval by the Compensation Committee of the Board of Directors, you will be granted an award of BlackRock equity with an initial value of $15,000,000. Your grant is expected to be awarded in the form of restricted stock units and dividend equivalents will be paid until vesting. Vesting will be determined prior to closing and will be consistent with the vesting schedule of awards to other similarly situated MLIM executives. We expect the Compensation Committee to approve five-year “cliff” vesting (100% at the end of five years) from the date of the closing of the merger.

At all times, you will be considered an employee-at-will, which means that you may terminate your employment at any time and BlackRock may terminate your employment at any time for any lawful reason. However, in the event of your involuntary termination of employment without cause, you will be entitled to receive your minimum stated total compensation for 2006 and 2007, subject to execution (and non-revocation) of and compliance with an Agreement and General Release. BlackRock may, in certain circumstances, require advance notice from you of voluntary termination of employment, as set forth in the attached Confidentiality and Employment Policy under section D.

Please note that your employment with BlackRock is contingent upon the completion of the above referenced transaction well as execution of the enclosed Confidentiality and Employment Policy.

To accept this offer, please sign and return the attached duplicate copy of this letter (along with the enclosed Confidentiality and Employment Policy) to Susan Mink in Human Resources no later than ten business days after the date hereof.

If you have any questions, please contact Susan Mink at (212) 810-3140. We look forward to your joining us!

Sincerely,

/s/
Laurence D. Fink
Chief Executive Officer

/s/ Robert C. Doll
Agreed & Accepted

5-19-06
Date